First BancTrust Corporation
101 South Central Avenue
Paris, IL 61944
(217) 465-6381
For Further Information:
EXHIBIT 99.1
Terry J. Howard
President and Chief Executive Officer
(800) 228-6381
July 28, 2008
FIRST BANCTRUST CORPORATION REPORTS SECOND QUARTER RESULTS
•	Quarterly Net Income Increases 61%

•	Semi-annual Net Income Increases 76%

•	Net Interest Income Improves

•	Loan Growth Continues
PARIS, IL, July 28, 2008 —First BancTrust Corporation (NASDAQ: FBTC), announced today that its second quarter net income of $433,000 or 20 cents per diluted share, was 61.5 percent greater than net income of $268,000, or 12 cents per diluted share, reported for the same quarter last year. For the six months ended June 30, 2008, net income was $769,000, or 36 cents per diluted share, an increase of 76.8 percent over the $435,000, or 19 cents per diluted share, for the same period in the prior year.
“We were able to continue growing our loan portfolio by 6.8 percent during the first six months of 2008. Just as significant for continuing improvement in our performance was the result of our efforts to attract core deposits, an increase in retail deposits by nearly 6 percent which was primarily due to an increase in core deposits. The current impact of these factors was an increase in net interest income for the six months just ended of $710,000 or 18.2 percent over the same period last year. We also increased our provision for loan losses to $402,000 from $264,000 allocated during the same period last year to assure that adequate loss reserves are maintained for our growing loan portfolio,” said Terry J. Howard, president and chief executive officer.
Howard added, “During these six months we also achieved a small increase in non-interest income of $99,000 while non-interest expense grew by only $73,000. These efforts also helped improve our operating efficiency.”
Net Interest Income
Howard noted that the First BancTrust’s net interest margin for the first six months of the year expanded to 3.05 percent, up from 2.92 percent for the same period a year earlier. This increase accounted for nearly two-thirds of the $710,000 improvement in net interest income. Net interest income for the second quarter increased 23.1 percent, or $457,000, to $2.43 million from $1.98 million a year earlier, reflecting continuing improvement in interest spread.

Noninterest Income, Expense
Second quarter noninterest income decreased $55,000 to $1.01 million compared with the same period a year ago, primarily as a result of the lack of realized gains on sale of securities ($70,000) and reduced loan servicing fee income ($17,000) partially offset by increases in net gains on loan sales, other service charges, and abstract and title fees. For the six-month period, noninterest income increased $99,000 to $1.96 million primarily due to net gains on loan sales and other service charges.
Noninterest expense for the second quarter decreased slightly to $2.26 million for 2008, from $2.51 million in 2007. During the six-month period, noninterest expense increased by $73,000 to $5.05 million from $4.97 million. The primary reasons for the results in the six-month period were increases in salaries and benefits attributable to an increase in commercial lending staff. These increases were at least partially offset by decreases in nearly every other expense category.
Loans, Deposits
Total assets at June 30, 2008 were $342.6 million compared with $326.9 million at December 31, 2007, an increase of $15.7 million or 4.8%. During the same period of time, loans, net of allowance for loan losses, increased by $15.9 million from $234.9 million to $250.7 million, an increase of 6.8 percent. Deposits increased by $13.5 million to $245.7 million compared with $232.1million at year-end 2007. During this time, core deposits (demand, savings, NOW, and money market) grew by $10.5 million while time deposits and brokered deposits increased by $3.0 million.
Recent Events
Howard noted that, “We are not immune to the challenging economic environment faced by all community banks. However, we have maintained our credit underwriting standards and improved our underwriting processes over the years, which has lessened the impact on our operations. We continue to be mindful of the quality of our loan portfolio in general and are working diligently to minimize the impact of any borrower’s inability to meet their loan obligations. We believe that our allowance for loan and lease losses (“ALLL”) is adequate at this time. We are committed to early detection and monitoring of problem loans. This commitment should result in a prompt recognition of any negative potential future financial impact while reducing the level of losses overall to levels that can be accounted for in our normal ALLL management process.”
Howard reported that First BancTrust Corporation had initiated the process, previously announced on April 21, 2008, that will result in its stock being traded in the Over-the-Counter (“OTC”) market. The details of the proposed transaction, which is subject to shareholder and regulatory approvals, may be found in First BancTrust Corporation’s preliminary proxy statement which has been filed with the SEC. He stated that an initial review of the preliminary proxy statement has been completed by SEC staff and no delay in the announced timeline is anticipated.
About First BancTrust
First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, Rantoul, and Martinsville, Illinois. On June 30, 2008, the company had $343 million of total assets, $315 million of total liabilities and $27 million of stockholders’ equity.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.
... tables follow ...

First BancTrust Corporation
Selected Financial Information
(in thousands of dollars except share data)
Balance Sheet Data

	June 30,	Dec. 31,
	2008	2007
	(unaudited)
Total Assets	$342,579	$326,875
Cash And Cash Equivalents	14,599	10,339
Investment Securities	49,537	53,960
FHLB Stock	3,749	3,749
Loans Held For Sale	235	394
Loans, Net of Allowance for Loan Losses of $2,459 and $2,091	250,745	234,855
Deposits	245,682	232,139
Federal Home Loan Bank Advances and Other Borrowings	60,300	59,515
Junior Subordinated Debentures	6,186	6,186
Stockholders’ Equity	27,184	26,501

Book Value Per Common Share	$12.44	$11.50
Summary Of Operations

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
	(unaudited)
Interest Income	$4,969	$4,516	$9,873	$8,839
Interest Expense	2,537	2,541	5,264	4,940

Net Interest Income	2,432	1,975	4,609	3,899

Provision For Loan Losses	193	132	402	264

Net Interest Income After Provision For Loan Losses	2,239	1,843	4,207	3,635
Noninterest Income	956	1,011	1,960	1,861
Noninterest Expense	2,255	2,508	5,045	4,972

Income Before Income Tax	640	346	1,122	524
Income Tax Expense	207	78	353	89

Net Income	$433	$268	$769	$435

Share Data
Weighted Avg. Shares Out. — Basic	2,097,048	2,157,963	2,098,247	2,177,334
Weighted Avg. Shares Out. — Diluted	2,152,895	2,244,205	2,154,195	2,265,542

Basic Earnings Per Share	$0.21	$0.12	$0.37	$0.20
Diluted Earnings Per Share	$0.20	$0.12	$0.36	$0.19

Ratios Based On Net Income
Return on Average
Stockholders’ Equity	6.38%	4.10%	5.71%	3.31%
Return On Average Assets	0.51%	0.36%	0.46%	0.29%
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